FOR IMMEDIATE RELEASE
Thursday, July 30, 2026

Titan International, Inc. Reports Second Quarter Financial Results

WEST CHICAGO, ILLINOIS, July 30, 2026 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the second quarter ended June 30, 2026.

Q2 2026 Key Figures
•Revenues grew 5.2% to $484 million
•Gross margin improved to 15.5%
•Adjusted EBITDA increased 13.3% to $34 million
•Free Cash Flows generated $26 million

Paul Reitz, President and Chief Executive Officer, commented, “We were once again able to report solid results in the second quarter, with revenues toward the high end of our guidance range and Adjusted EBITDA that exceeded guidance. Consumer was our best-performing segment, with 27% growth versus the prior year period as our Titan Specialty business experienced solid end customer demand. Our EMC segment grew 1.4% in the quarter as construction end markets moderated from the stronger growth levels experienced in prior periods. Lower farm incomes and elevated financing costs continued to impact our Ag segment, leading to sales being down 5% in the quarter. Overall, we had a strong quarter with revenues up over 5%, higher gross margin and increased Adjusted EBITDA. Another highlight of the quarter was our free cash flow performance of $26 million, reflecting strong working capital improvement.”

Mr. Reitz continued, “Over the past several years we have made significant progress in diversifying our business, with our three reporting segments each accounting for between 30% and 40% of our revenues in the quarter. Those segments are organized by end market, resulting in valuable diversification that supports continued, solid financial results even as conditions vary across these end markets. Underpinning our customer relationships is a broad portfolio of products, strategically positioned global plants, and a one-stop shop distribution channel, all supported by our phenomenal One Titan team, which in combination allows us to be strategic in how we support our customers.”

Mr. Reitz concluded, “At the macro level, many global industries remain challenged by significant uncertainty, including some of the markets we serve. Against that backdrop Titan continues to succeed, delivering solid financial performance with year-over-year growth. That is an achievement we are proud of and a testament to both our strategic plan and how we operate our business on a daily basis.”

Tony Eheli, Chief Financial Officer added, “We currently expect third quarter sales of between $440 million and $460 million, and Adjusted EBITDA of between $27 million and $33 million. We are also maintaining our previously communicated full-year guidance of sales between $1.85 and $1.95 billion and Adjusted EBITDA of between $105 million and $115 million."

Results of Operations
Net sales for the three months ended June 30, 2026 rose to $484.8 million, from $460.8 million in the comparable period of 2025. Net sales was primarily driven by higher sales volumes in the Titan Specialty business, reflecting improved demand compared to the prior year period. The increase was also contributed by favorable pricing, which

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reflected higher input costs, and an improved product mix. In addition, the increase benefited from favorable foreign currency translation, which contributed approximately 2.4% to net sales growth, largely due to the strengthening of the Brazilian real against the U.S. dollar.

Gross profit for the three months ended June 30, 2026 was $74.9 million, or 15.5% of net sales, compared to $69.3 million, or 15.0% of net sales, in the 2025 period. The increase in gross profit and gross margin was driven by cost reduction initiatives continuing to be executed across our global production facilities and $6.0 million of net IEEPA tariff refund recoveries, which were recorded as a reduction of cost of goods sold.

Selling, general and administrative expenses (SG&A) for the three months ended June 30, 2026 were $52.7 million, or 10.9% of net sales, compared to $52.4 million, or 11.4% of net sales, in the 2025 period. The SG&A expenses were in line with the prior year period. As a percentage of net sales, SG&A expense decreased due to higher sales volumes and continued focus on cost management initiatives.

Income from operations for the three months ended June 30, 2026 was $13.3 million, compared to $10.2 million in the 2025 period. The increase was primarily driven by the improvement in gross profit discussed above, net tariff refund recoveries, and the continued benefits of cost reduction and productivity initiatives across the Company's global manufacturing operations.

The Company recorded income tax expense of $0.0 million and $4.7 million for the three months ended June 30, 2026 and 2025, respectively. The Company's effective income tax rate was (0.1)% and 431.6% for the three months ended June 30, 2026 and 2025, respectively. The income tax expense and tax rates differed each period due to an overall decrease in foreign pre-tax income slightly offset by a valuation allowance on the domestic operations, and certain discrete tax benefits recorded in 2026.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$183,637	$193,223	(5.0)%	$381,982	$390,969	(2.3)%
Gross profit	20,895	28,280	(26.1)%	44,910	52,767	(14.9)%
Profit margin	11.4%	14.6%	(21.9)%	11.8%	13.5%	(12.6)%
Income from operations	3,188	11,453	(72.2)%	10,681	20,895	(48.9)%

Net sales in the agricultural segment were $183.6 million for the three months ended June 30, 2026, as compared to $193.2 million for the comparable period of 2025. The change was primarily due to lower sales volumes in the Americas, driven by lower farm income, higher financing costs, and continued inventory reduction initiatives by OEM customers. These factors were partially offset by favorable foreign currency translation, which increased sales by approximately 2.5%.

Gross profit in the agricultural segment was $20.9 million for the three months ended June 30, 2026, as compared to $28.3 million in the comparable period of 2025.  The change in gross profit was primarily attributable to lower sales volumes and the resulting reduction in fixed cost leverage, as well as higher material costs, primarily driven by increased steel prices.

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Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$154,527	$152,347	1.4%	$314,041	$295,637	6.2%
Gross profit	19,311	17,474	10.5%	37,400	32,367	15.5%
Profit margin	12.5%	11.5%	8.7%	11.9%	10.9%	9.2%
Income from operations	4,353	2,994	45.4%	6,743	4,670	44.4%

The Company's earthmoving/construction segment net sales were $154.5 million for the three months ended June 30, 2026, as compared to $152.3 million in the comparable period of 2025. The increase was driven by favorable foreign currency translation, which increased net sales by approximately 3.2%. This benefit was partially offset by lower sales volumes in North America, which primarily reflected the timing of demand among certain construction OEM customers.

Gross profit in the earthmoving/construction segment was $19.3 million for the three months ended June 30, 2026, as compared to $17.5 million for the 2025 period. The increase in gross profit was mainly driven by $0.9 million of net tariff refund recoveries, as well as cost reduction and productivity initiatives implemented across the Company's production facilities.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$146,602	$115,260	27.2%	$293,816	$264,932	10.9%
Gross profit	34,718	23,519	47.6%	64,063	52,783	21.4%
Profit margin	23.7%	20.4%	16.2%	21.8%	19.9%	9.5%
Income (loss) from operations	12,999	3,230	302.4%	(2,953)	12,037	(124.5)%

Consumer segment net sales were $146.6 million for the three months ended June 30, 2026, as compared to $115.3 million in the 2025 period. The increase was primarily driven by higher sales volumes in the Titan Specialty business, reflecting improved customer demand compared to the prior-year period, which was impacted by a temporary slowdown related to tariff uncertainty. The increase also benefited from favorable pricing, reflecting higher input costs and a positive foreign currency translation impact of approximately 1.2%.

Gross profit from the consumer segment was $34.7 million for the three months ended June 30, 2026, as compared to $23.5 million in the 2025 period. The increase was primarily driven by higher sales volumes and the impact on fixed cost leverage, as well as $4.7 million of net tariff refund recoveries, which were recorded as a reduction of cost of goods sold.

Non-GAAP Financial Measures

Adjusted EBITDA was $34.2 million for the second quarter of 2026, compared to $30.2 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

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Adjusted net income applicable to common shareholders for the second quarter of 2026 was $6.6 million, equal to $0.10 per basic and diluted share, compared to adjusted net loss of $1.6 million, equal to $(0.02) per basic and diluted share, in the second quarter of 2025. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the second quarter of 2026 with total cash and cash equivalents of $179.8 million, compared to $202.9 million at December 31, 2025. Long-term debt at June 30, 2026 was $558.9 million, compared to $564.7 million at December 31, 2025. Short-term debt was $34.4 million at June 30, 2026, compared to $21.2 million at December 31, 2025. Net debt (total debt less cash and cash equivalents) was $413.5 million at June 30, 2026, compared to $383.0 million at December 31, 2025.

During the six months ended June 30, 2026, cash flows used for operating activities were $7.4 million. This cash outflow was primarily driven by an increase in working capital. The increase in accounts receivable was largely attributable to seasonality, as sales increased by $74.3 million during the second quarter of 2026 compared to the fourth quarter of 2025. In response to higher operating activity, accounts payable also increased during the second quarter of 2026 compared to year end 2025. Inventory levels increased, reflecting efforts to proactively manage inventory while supporting customer demand in the subsequent quarter.

Cash used for operating activities increased by $16.9 million when comparing the six months ended June 30, 2026 to the comparable period in 2025, primarily due to working capital changes.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, July 30, 2026, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/185351132 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 461 5787
All other locations: https://help.events.q4inc.com/eahc/international-dial-in-numbers

Participants Access Code: 185 351 132

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About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

Net sales	$484,766	$460,830	$989,839	$951,538
Cost of sales	409,842	391,557	843,466	813,621
Gross profit	74,924	69,273	146,373	137,917
Selling, general, and administrative expenses	52,722	52,353	105,120	102,208
Research and development expenses	5,401	4,341	10,685	8,885
Royalty expense	2,653	2,419	5,063	4,865
Restructuring and impairment expenses	834	—	25,976	—
Income (loss) from operations	13,314	10,160	(471)	21,959
Interest expense	(10,047)	(9,673)	(19,934)	(19,208)
Interest income	2,463	2,455	4,662	4,694
Foreign exchange gain (loss)	58	(2,995)	968	(4,380)
Other income	548	1,140	1,494	2,274
Income (loss) before income taxes	6,336	1,087	(13,281)	5,339
(Benefit) provision for income taxes	(4)	4,691	4,629	8,921
Net income (loss)	6,340	(3,604)	(17,910)	(3,582)
Net income attributable to noncontrolling interests	576	941	540	1,612
Net income (loss) attributable to Titan and applicable to common shareholders	$5,764	$(4,545)	$(18,450)	$(5,194)

Earnings (loss) per common share:
Basic	$0.09	$(0.07)	$(0.29)	$(0.08)
Diluted	$0.09	$(0.07)	$(0.29)	$(0.08)
Average common shares and equivalents outstanding:
Basic	64,384	63,722	64,229	63,504
Diluted	64,504	63,722	64,229	63,504

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2026	December 31, 2025

Assets	(unaudited)
Current assets
Cash and cash equivalents	$179,785	$202,879
Accounts receivable, net of allowance of $5,261 and $5,058, respectively	317,216	238,906
Inventories	479,993	470,549
Prepaid and other current assets	76,429	73,638
Total current assets	1,053,423	985,972
Property, plant and equipment, net	439,201	448,910
Operating lease assets	99,226	119,225
Goodwill	29,563	29,563
Intangible assets, net	10,259	10,889
Deferred income taxes	15,323	10,715
Other long-term assets	75,180	67,386
Total assets	$1,722,175	$1,672,660

Liabilities
Current liabilities
Short-term debt	$34,401	$21,185
Accounts payable	294,270	251,715
Operating leases	14,665	13,830
Other current liabilities	155,139	141,514
Total current liabilities	498,475	428,244
Long-term debt	558,850	564,717
Deferred income taxes	6,843	6,138
Operating leases	105,878	111,054
Other long-term liabilities	42,208	40,890
Total liabilities	1,212,254	1,151,043
Commitments and Contingencies
Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 64,485,180 outstanding at June 30, 2026; 78,447,035 issued and 63,951,494 outstanding at December 31, 2025)	—	—
Additional paid-in capital	737,085	738,711
Retained earnings	82,119	100,569
Treasury stock (at cost, 13,961,855 shares at June 30, 2026 and 14,495,541 shares at December 31, 2025)	(111,621)	(115,871)
Accumulated other comprehensive loss	(206,318)	(209,029)
Total Titan shareholders’ equity	501,265	514,380
Noncontrolling interests	8,656	7,237
Total equity	509,921	521,617
Total liabilities and equity	$1,722,175	$1,672,660

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended June 30,
Cash flows from operating activities:	2026	2025
Net loss	$(17,910)	$(3,582)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	34,293	32,494
Restructuring and impairment expenses	25,976	—
Deferred income tax (benefit) provision	(3,749)	2,410
Loss on fixed asset and investment sale	45	38
Stock-based compensation	1,786	479
Issuance of stock under 401(k) plan	838	827
Foreign currency (gain) loss	(3,332)	6,870
(Increase) decrease in assets:
Accounts receivable	(77,398)	(60,964)
Inventories	(9,559)	(13,172)
Prepaid and other current assets	(2,568)	(3,335)
Other assets	(8,889)	(4,800)
Increase (decrease) in liabilities:
Accounts payable	37,580	24,038
Other current liabilities	12,531	(7,499)
Other liabilities	2,979	1,918
Net cash used for operating activities	(7,377)	(24,278)
Cash flows from investing activities:
Capital expenditures	(26,005)	(25,121)
Proceeds from sale of fixed assets	1,005	275
Net cash used for investing activities	(25,000)	(24,846)
Cash flows from financing activities:
Proceeds from borrowings	76,607	54,936
Repayments of debt	(69,659)	(37,956)
Other financing activities	(193)	(74)
Net cash provided by financing activities	6,755	16,906
Effect of exchange rate changes on cash	2,528	20,913
Net decrease in cash and cash equivalents	(23,094)	(11,305)
Cash and cash equivalents, beginning of period	202,879	195,974
Cash and cash equivalents, end of period	$179,785	$184,669

Supplemental information:
Interest paid	$20,656	$21,168
Income taxes paid, net of refunds received	$6,436	$8,135

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash used for operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash used for operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

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The table below provides a reconciliation of net income (loss) attributable to Titan and applicable to common shareholders to adjusted net income (loss) attributable to Titan and applicable to common shareholders, which is a non-GAAP financial measure, for the three and six-month periods ended June 30, 2026 and 2025 (in thousands, except earnings (loss) per share).

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income (loss) attributable to Titan and applicable to common shareholders	$5,764	$(4,545)	$(18,450)	$(5,194)
Adjustments:
Foreign exchange (gain) loss	(58)	2,995	(968)	4,380
Restructuring and impairment expenses	834	—	25,976	—
Adjusted net income (loss) attributable to Titan and applicable to common shareholders	$6,540	$(1,550)	$6,558	$(814)

Adjusted earnings (loss) per common share:
Basic	$0.10	$(0.02)	$0.10	$(0.01)
Diluted	$0.10	$(0.02)	$0.10	$(0.01)

Average common shares and equivalents outstanding:
Basic	64,384	63,722	64,229	63,504
Diluted	64,504	63,722	64,479	63,504

The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and six-month ended June 30, 2026 and 2025 (in thousands).

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income (loss)	$6,340	$(3,604)	$(17,910)	$(3,582)
Adjustments:
(Benefit) provision for income taxes	(4)	4,691	4,629	8,921
Interest expense, excluding financing fees amortization	9,828	9,454	19,496	18,769
Depreciation and amortization	17,220	16,623	34,293	32,494
EBITDA	$33,384	$27,164	$40,508	$56,602
Adjustments:
Foreign exchange (gain) loss	(58)	2,995	(968)	4,380
Restructuring and impairment expenses	834	—	25,976	—
Adjusted EBITDA	$34,160	$30,159	$65,516	$60,982

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The table below sets forth, for the three and six-month ended June 30, 2026, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended June 30,			Change due to currency translation		Three months ended June 30,
	2026	2025(1)	% Change from 2025	$	%	Constant Currency
North America	$257,003	$234,378	9.7%	$8	—%	$256,995
Europe / CIS	122,597	119,255	2.8%	3,895	3.3%	118,702
Latin America	83,599	84,770	(1.4)%	7,787	9.2%	75,812
Asia and other regions	21,567	22,427	(3.8)%	(683)	(3.0)%	22,250
	$484,766	$460,830	5.2%	$11,007	2.4%	$473,759

	Six months ended June 30,			Change due to currency translation		Six months ended June 30,
	2026	2025(1)	% Change from 2025	$	%	Constant Currency
North America	$548,895	$518,370	5.9%	$801	0.2%	$548,094
Europe / CIS	229,825	228,308	0.7%	14,495	6.3%	215,330
Latin America	166,801	161,788	3.1%	15,018	9.3%	151,783
Asia and other regions	44,318	43,072	2.9%	(1,029)	(2.4)%	45,347
	$989,839	$951,538	4.0%	$29,285	3.1%	$960,554
(1) Certain reclassifications were made to the prior year amounts to conform with the current year presentation for the net sales by geography.

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	June 30, 2026	December 31, 2025	June 30, 2025

Long-term debt	$558,850	$564,717	$565,872
Short-term debt	34,401	21,185	19,795
Total debt	$593,251	$585,902	$585,667
Cash and cash equivalents	179,785	202,879	184,669
Net debt	$413,466	$383,023	$400,998

The table below provides a reconciliation of net cash provided by (used for) operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

Net cash provided by (used for) operating activities	$39,149	$14,313	$(7,377)	$(24,278)
Capital expenditures	(12,755)	(10,094)	(26,005)	(25,121)
Free cash flow	$26,394	$4,219	$(33,382)	$(49,399)

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